Consent of Independent Registered Public Accounting Firm
The Board of Directors
Extreme Networks:
We consent to the use of our report dated August 29 , 2013, with respect to the consolidated balance sheets of Extreme Networks and subsidiaries as of June 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and the effectiveness of internal control over financial reporting as of June 30, 2013, and the related financial statement schedule incorporated herein by reference.
/s/ KPMG LLP
Santa Clara, California
November 21, 2013